Exhibit 97
nVent Electric plc Recovery Policy

1.Purpose. The purpose of this Recovery Policy (this “Policy”) is to describe the circumstances under which nVent Electric plc (the “Company”) is required to or shall have the right to recover certain compensation paid to certain employees and independent contractors. Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback” or similarly-named policy shall be deemed to refer to this Policy with respect to Incentive-Based Compensation Received on or after the Effective Date. With respect to Incentive-Based Compensation Received prior to the Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly-named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly-named policy, if any, in effect prior to the Effective Date.

2.Mandatory Recovery of Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

3.Discretionary Recovery of Compensation.

(a)In the event that (i) the Company is required to prepare an Accounting Restatement,
(ii) the Company’s board of directors, a committee thereof, or the Company’s Chief Executive Officer determines that any misconduct by a person who Received Incentive-Based Compensation was a contributing factor to the inclusion of an incorrect amount in previously issued financial statements that are subject to the Accounting Restatement and (iii) such person Received an amount of Incentive- Based Compensation as a result of the inclusion of such incorrect amount that was greater than the Recalculated Compensation, the Company may, in its sole discretion, require such person to (A) forfeit all or a portion of such Incentive-Based Compensation or (B) reimburse the Company for any excess of the amount of Incentive-Based Compensation Received as a result of the inclusion of such incorrect amount over the Recalculated Compensation.

(b)In the event that the Criminal Division of the United States Department of Justice (the “DOJ”) determines that it is warranted to enter into criminal resolutions with the Company, the Company has the right, but not the obligation, to recover from a Culpable Individual the Recoupment Amount.

4.Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:

(a)“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company.

(c)“Culpable Individual” shall mean any employee of the Company, its parent(s) or subsidiaries who engaged in wrongdoing in connection with conduct under investigation by the DOJ or any other person who both (i) had supervisory authority over the employee(s) or business area engaged in the misconduct and (ii) knew of, or were willfully blind to, the misconduct.

(d)“Effective Date” shall mean October 2, 2023.

(e)“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation. For the avoidance of doubt, a person who served as a Covered Officer during the periods set forth in clauses (A) and (B) of the preceding sentence shall continue to be subject to this Policy even after such person’s service as a Covered Officer has ended.

(f)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission. Each of stock price and total shareholder return is a financial reporting measure. For the avoidance of doubt, incentive-based compensation subject to this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

(g)“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.

(h)Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(i)“Recoupment Amount” shall mean the gross amount of all compensation, in any form (including but not limited to shares of common stock of the Company or deferred compensation), excluding base salary or base fees, paid to a Culpable Individual during the period of misconduct that is the subject of investigation by the DOJ, as determined in the sole discretion of the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors on the Company’s board of directors in the absence of such a committee) taking into consideration such factors as such committee determines are relevant, not to exceed the amount of the applicable fine imposed on the Company by the DOJ with respect to such misconduct.

(j)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s board of directors, a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

5.Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors on the Company’s board of directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.

(b)Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation and any Recoupment Amount: (a) require the Covered Officer or Culpable Individual to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer or Culpable Individual, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and
(c) subject to Section 5(c), to the extent the Erroneously Awarded Compensation or the Recoupment Amount was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s or Culpable Individual’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation or Recoupment Amount consists of shares of the Company’s common stock, and the Covered Officer or Culpable Individual still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer or Culpable Individual to transfer such shares back to the Company.

7.Other.

(a)This Policy shall be administered and interpreted, and may be amended from time to time, by the Company’s board of directors or any committee to which the board may delegate its authority in its sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed, and the determinations of the board or such committee shall be binding on all Covered Officers.

(b)Each Covered Officer shall sign and return to the Company, within 30 calendar days following the later of (i) the date this Policy is first approved by the Company’s board of directors (or a committee thereof) or (ii) the date the individual becomes a Covered Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy.

(c)The Company shall not indemnify any Covered Officer or Culpable Individual against the loss of Erroneously Awarded Compensation or any Recoupment Amount.

(d)The Company shall make all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws, including public disclosure of instances in which the Company was required to prepare an Accounting Restatement that required recovery of Erroneously Awarded Compensation, as required by the U.S. Securities and Exchange Commission.

(e)Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

EXHIBIT A
NVENT ELECTRIC PLC RECOVERY POLICY ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the nVent Electric plc (the “Company”) Recovery Policy (the “Policy”).

By signing this Acknowledgement Form and in consideration of, among other things, the undersigned’s continued employment with the Company or a subsidiary thereof, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy, regardless of the terms of, and whether or not consistent with, any other agreement, plan, policy or similar document to which the undersigned is a party or participant or to which the undersigned is subject.

Covered Officer:

Signature

Print Name

Date

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